Black Hills Corp. Reports Third Quarter 2022 Results and Reaffirms Earnings Guidance

•2022 EPS guidance range of $3.95 to $4.15 reaffirmed
•2023 EPS guidance range of $4.00 to $4.20 initiated
•2022 to 2026 capital investment forecast increased $250 million to $3.5 billion
•Ready Wyoming transmission expansion project approved
•Quarterly dividend increased 5%
•Net Zero by 2035 target for natural gas utilities announced

RAPID CITY, S.D. — Nov. 2, 2022 — Black Hills Corp. (NYSE: BKH) today announced financial results for the third quarter of 2022. Net income for the three and nine months ended Sept. 30, 2022, compared to the three and nine months ended Sept. 30, 2021, was:

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2022		2021		2022		2021
(in millions, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income	$35.0	$0.54	$44.1	$0.70	$185.9	$2.86	$165.6	$2.63

“Once again, our team delivered solid financial results and operational performance,” said Linn Evans, president and CEO of Black Hills Corp. “Earnings per share increased 9% year-to-date compared to the same period in 2021. The Black Hills team’s consistent execution of our strategy focusing on our customers’ needs, cultivating growth, and achieving fair and timely regulatory recovery more than offset the impacts of higher interest rates and inflation.

“I’m extremely pleased with our operational performance this year and our ability to reliably and safely serve ongoing customer growth. Our electric generating fleet achieved excellent availability while successfully serving multiple all-time peak load days this year and enabling strong off-system sales of excess energy. Remarkably, our electric utilities have reliably served all-time peak loads for nine consecutive years, highlighting our ongoing customer growth.

“We continued to successfully execute our regulatory strategy this year. We gained approval of our Ready Wyoming initiative, a 260-mile transmission expansion project, and expect to commence construction next year. This project will provide a more cost-effective, resilient and cleaner energy future for our customers and will further enable growth in Southeast Wyoming. We obtained approval for new rates in Arkansas, filed a new rate review request for our Rocky Mountain Natural Gas pipeline in Colorado, and advanced our rate review for Wyoming Electric. We also received the last approval necessary to recover incremental costs related to Winter Storm Uri.

“Looking forward, we increased our 2022 to 2026 capital plan by $250 million to $3.5 billion to reliably and safely serve our customers. We are also optimistic about renewable investment opportunities related to our electric resource plans and incentives provided in clean energy legislation. We remain confident in our 5% to 7% long-term earnings growth target and we are pleased to have announced this quarter our new Net Zero by 2035 emissions reduction target for our gas utilities,” concluded Evans.

THIRD QUARTER 2022 HIGHLIGHTS AND UPDATES

Electric Utilities

•On Oct. 11, Wyoming Electric received a bench decision from the Wyoming Public Service Commission approving a certificate of public convenience and necessity for the $260 million Ready Wyoming electric transmission expansion initiative. The 260-mile, multi-phase transmission expansion project will provide customers long-term price stability and serve the growing needs of customers by enhancing the resiliency of the company’s overall electric system and expanding access to power markets and renewable generation resources. Wyoming Electric is expecting to commence construction in early 2023.

•During the third quarter, South Dakota Electric and Wyoming Electric set multiple new all-time peak loads driven by growing customer load in both regions. Wyoming Electric set two new customer peak loads of 288 megawatts and 294 megawatts on July 18 and July 21, respectively, surpassing the previous peak load of 282 megawatts in June 2022. South Dakota Electric’s new customer peak load of 403 megawatts on July 18, 2022, surpasses the previous peak load of 397 megawatts set in July 2021.

~~•~~On June 1, Wyoming Electric filed a rate review application with the Wyoming Public Service Commission seeking recovery of approximately $250 million of investments since its last rate review in 2014. The rate review is progressing on schedule and new rates are expected in the first quarter of 2023.

•On May 27, Colorado Electric submitted to the Colorado Public Utility Commission its Clean Energy Plan to achieve a 90% reduction in greenhouse gas emissions by 2030 off a 2005 baseline. The company’s plan would result in nearly 80% of its customers’ electricity being generated by carbon-free sources by 2030. The application is progressing according to the procedural schedule.

Gas Utilities

•On Oct. 20, Wyoming Gas received a bench order from the Wyoming Public Service Commission approving the recovery of $29.4 million of incremental fuel costs related to Storm Uri. The Wyoming commission had previously approved interim cost recovery starting Sept. 1, 2021. With this approval, Black Hills has received its last commission approval necessary to recover $546 million of incremental costs related to Winter Storm Uri.

•On Oct. 10, Arkansas Gas received approval from the Arkansas Public Service Commission for new rates effective Oct. 21, 2022. The new rates will provide $8.8 million in new annual revenue based on a capital structure of 45% equity and 55% debt and a return on equity of 9.6%. In addition, the commission approved a new comprehensive safety and integrity rider that replaces three former riders.

•On Oct. 7, Rocky Mountain Natural Gas, an intrastate natural gas pipeline subsidiary of Black Hills, submitted a proposal to the Colorado Public Utilities Commission seeking recovery of more than $120 million of new investments since its last rate review in 2017. The rate review requests $12.3 million in new annual revenue based on a future test year with a capital structure of 52% equity and 48% debt and a return on equity of 12.25%. The request seeks new rates by the third quarter of 2023.

Corporate and Other

•On Oct. 27, Black Hills’ senior vice president and CFO, Richard Kinzley, announced his intent to retire mid-year 2023 after a distinguished 23-year career. Consistent with the company’s longstanding and comprehensive succession plan, Kimberly Nooney, vice president corporate controller and treasurer and 26-year veteran of Black Hills, has been appointed CFO effective April 1, 2023.

•On Oct. 25, Black Hills’ board of directors approved a quarterly dividend of $0.625 per share payable on Dec. 1, 2022, to shareholders of record at the close of business on Nov. 17, 2022. The dividend represents a 5% increase in the quarterly rate, achieving 52 consecutive years of dividend increases, the second longest track record in the industry. The dividend marks 80 consecutive years of dividend payout to shareholders.

•On Oct. 6, Fitch Ratings affirmed Black Hills’ Long-term Issuer Default Ratings of BBB+ with a stable outlook.

•Year to date, the company has issued a total of 0.3 million shares of new common stock for net proceeds of $20 million under its at-the-market equity offering program.

Emissions Reduction Progress and Net Zero by 2035 Target for Gas Utilities

•In August, Black Hills published its 2021 Sustainability Report highlighting its environmental, social and governance achievements and strategies to further reduce emissions in its electric and natural gas utility systems. The report highlights the company’s progress toward reducing its greenhouse gas emissions intensity by one-third off a 2005 baseline. In addition, the company announced a new Net Zero by 2035 target for its natural gas utilities, which doubles the previous target of a 50% reduction by 2035. Net Zero will be achieved through pipeline material and main replacements, advanced leak detection, third-party damage reduction, expanding the use of renewable natural gas and hydrogen, and utilizing carbon credit offsets.

2022 EARNINGS GUIDANCE AFFIRMED

Black Hills affirms its guidance for 2022 earnings per share available for common stock to be in the range of $3.95 to $4.15, based on the following assumptions:

•Normal weather conditions for the remainder of the year within our utility service territories including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Constructive and timely outcomes of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Adjusted contract price for Wygen I power purchase agreement beginning Jan. 1, 2022;
•Production tax credits of approximately $20 million associated with wind generation assets;
•Capital investment of approximately $627 million;
•Equity issuance for 2022 of $100 million to $120 million through the at-the-market equity offering program; and
•No material net impact from COVID-19.

2023 EARNINGS GUIDANCE INITIATED

Black Hills initiated its guidance for 2023 earnings per share available for common stock to be in the range of $4.00 to $4.20, based on the following assumptions:

•Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Constructive and timely outcomes of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Production tax credits of approximately $20 million associated with wind generation assets;
•Capital investment of approximately $600 million;
•Equity issuance of $130 million to $150 million through the at-the-market equity offering program;
•Interest expense of $165 million to $170 million, including debt refinancing activity;* and
•Total operating expense of $595 million to $605 million excluding fuel, purchased power, cost of natural gas sold, depreciation, depletion and amortization .*

* Guidance assumptions for interest expense and operating expense are being provided for 2023 only due to ongoing volatility in inflation and rising interest rate environments.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2022	2021	2022	2021
	(in millions)
Operating income:
Electric Utilities (a) (b)	$69.5	$72.8	$165.5	$159.6
Gas Utilities (c) (d)	10.6	17.3	162.3	139.3
Corporate and Other	(0.6)	(0.2)	(2.6)	(3.5)
Operating income	79.5	89.9	325.2	295.5

Interest expense, net	(40.0)	(38.0)	(117.3)	(113.8)
Other income, net	0.5	1.6	2.7	1.6
Income tax expense (b)	(2.1)	(5.3)	(15.9)	(6.3)
Net income	37.8	48.2	194.7	176.9
Net income attributable to non-controlling interest	(2.9)	(4.1)	(8.8)	(11.3)
Net income available for common stock	$35.0	$44.1	$185.9	$165.6
____________________
(a)    Starting with the fourth quarter of 2021, the integrated power generation and mining businesses are reported within the Electric Utilities segment. Comparative periods presented reflect this change.
(b)    In February 2021, Colorado Electric delivered $9.3 million of TCJA-related bill credits to its customers. These bill credits, which resulted in a reduction in revenue, were offset by a reduction in income tax expense and resulted in an immaterial impact to Net income.
(c)    During the first quarter of 2021, our Gas Utilities incurred $8.2 million of negative impacts as a result of Winter Storm Uri.
(d)    In the second quarter of 2022, our Gas Utilities accrued a one-time, $10.3 million true-up of carrying costs to reflect Commission authorized rates on its Winter Storm Uri regulatory asset.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2022	2021	2022	2021
Weighted average common shares outstanding (in thousands):
Basic	64,876	63,341	64,722	62,950
Diluted	65,061	63,436	64,910	63,046

Earnings per share:
Earnings Per Share, Basic	$0.54	$0.70	$2.87	$2.63
Earnings Per Share, Diluted	$0.54	$0.70	$2.86	$2.63

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Thursday, Nov. 3, 2022, to discuss financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available on the company’s website.

To ask a question during the live broadcast, users can access dial-in information and a personal identification number by registering for the event at https://register.vevent.com/register/BI7d624f7a8b4c4293b911b497920020ba.

EEI FINANCIAL CONFERENCE ATTENDANCE

Leadership from Black Hills will be attending the 2022 Edison Electric Institute Financial Conference taking place from Nov. 13, 2022, through Nov. 15, 2022. An investor presentation will be available prior to the conference on Black Hills’ website at www.blackhillscorp.com under “Events and Presentations” in the “Investor Relations” section.

USE OF NON-GAAP FINANCIAL MEASURES
Gas and Electric Utility Margin

Gas and Electric Utility margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of operation and maintenance expenses, depreciation and amortization expenses, and property and production taxes from the measure. The presentation of Gas and Electric Utility margin is intended to supplement investors’ understanding of operating performance.

Electric Utility margin is calculated as operating revenue less cost of fuel and purchased power. Gas Utility margin is calculated as operating revenue less cost of gas sold. Our Gas and Electric Utility margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact Gas and Electric Utility margin as a percentage of revenue, they only impact total Gas and Electric Utility margin if the costs cannot be passed through to customers.

Our Gas and Electric Utility margin measure may not be comparable to other companies’ Gas and Electric Utility margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Operating results from our business segments for the three and nine months ended Sept. 30, 2022, compared to the three and nine months ended Sept. 30, 2021, are discussed below.

Certain lines of business in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and nine months ended Sept. 30, 2022 and 2021 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

As noted above, in the fourth quarter of 2021, we integrated our power generation and mining businesses within the Electric Utilities segment. The alignment is consistent with the current way our Chief Operation Decision Maker evaluates the performance of the business and makes decisions related to the allocation of resources. Comparative periods presented reflect this change.

Segment information does not include inter-company eliminations and all amounts are presented on a pre-tax basis unless otherwise indicated. Minor differences in amounts may result due to rounding.

Electric Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Revenue	$258.7	$220.4	$38.3	$669.6	$646.8	$22.8
Cost of fuel and purchased power	86.0	51.1	34.9	195.0	197.0	(2.0)
Electric Utility margin (non-GAAP)	172.7	169.3	3.4	474.6	449.8	24.8

Operations and maintenance	68.9	63.5	5.4	207.6	192.5	15.1
Depreciation and amortization	34.3	33.0	1.3	101.6	97.7	3.9
Operating income	$69.5	$72.8	$(3.3)	$165.5	$159.6	$5.9

Third Quarter 2022 Compared with Third Quarter 2021

Electric Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$3.9
Transmission services and off-system excess energy sales	1.7
Weather	1.0
Commercial and industrial load growth	0.7
Integrated Generation (a)	0.7
Lower pricing on new Wygen I PPA	(2.8)
Prior year mark-to-market on wholesale energy contracts	(2.5)
Other	0.7
Total increase in Electric Utility margin	$3.4
____________________
(a)    Primarily driven by favorable market pricing.

Operations and maintenance expense increased primarily due to higher generation-related expenses, higher vehicle expenses due to higher fuel costs and increased royalties on higher mining revenues partially offset by lower employee costs.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

Nine Months Ended September 30, 2022 Compared with Nine Months Ended September 30, 2021

Electric Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$10.5
Prior year TCJA-related bill credits (a)	9.3
Transmission services and off-system excess energy sales	4.4
Prior year mark-to-market on wholesale energy contracts	2.6
Integrated Generation (b)	1.8
Prior year Winter Storm Uri impacts (c)	1.2
Weather	0.8
Lower pricing on new Wygen I PPA	(7.9)
Other	2.1
Total increase in Electric Utility margin	$24.8
____________________
(a)    In February 2021, Colorado Electric delivered $9.3 million of TCJA-related bill credits to its customers. These bill credits were offset by a reduction in income tax expense and resulted in an immaterial impact to Net income.
(b)    Primarily driven by favorable market pricing.
(c)    As a result of Winter Storm Uri, our Electric Utilities incurred a $0.8 million negative impact to our regulated wholesale power margins due to higher fuel costs and $2.1 million of incremental fuel costs that are not recoverable through our fuel cost recovery mechanisms partially offset by $1.7 million of increased Electric Utility margin realized under Black Hills Wyoming’s Economy Energy PSA.

Operations and maintenance expense increased primarily due to higher cloud computing licensing costs, higher generation-related expenses, higher vehicle expenses due to higher fuel costs, higher outside services expenses and increased property taxes due to expiration of an abatement partially offset by lower employee costs.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Operating Statistics	2022	2021	2022	2021
Quantities Sold (MWh):
Retail Sales	1,532,989	1,501,629	4,252,835	4,160,285
Contract Wholesale	160,070	129,221	492,922	415,979
Off-system/Power Marketing Wholesale	131,469	120,224	436,335	329,426
Non-regulated	59,745	56,583	221,609	197,506
Total quantities sold	1,884,273	1,807,657	5,403,701	5,103,196

Contracted generated facilities availability by fuel type:
Coal	96.5%	94.4%	89.7%	88.9%
Natural gas and diesel oil	97.0%	97.4%	95.8%	95.0%
Wind	94.4%	96.5%	94.6%	95.7%
Total availability	96.4%	96.4%	94.0%	93.5%

Wind capacity factor	22.9%	26.8%	34.7%	30.9%

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
Degree Days	2022		2021		2022		2021
	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	66	(60)%	63	(65)%	3,952	1%	3,979	—%
Cooling Degree Days	828	36%	751	35%	1,041	34%	968	39%

Gas Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Revenue	$208.3	$164.7	$43.6	$1,103.8	$753.3	$350.5
Cost of natural gas sold	82.8	43.1	39.7	599.2	299.3	299.9
Gas Utility margin (non-GAAP)	125.5	121.5	4.0	504.6	454.0	50.6

Operations and maintenance	85.3	78.2	7.1	255.4	237.6	17.8
Depreciation and amortization	29.6	26.1	3.5	86.8	77.0	9.8
Operating income	$10.6	$17.3	$(6.7)	$162.3	$139.3	$23.0

Third Quarter 2022 Compared with Third Quarter 2021

Gas Utility margin increased as a result of:

(in millions)
Weather (a)	$4.4
New rates and rider recovery	3.5
Carrying costs on Winter Storm Uri regulatory asset (b)	1.9
Mark-to-market on non-utility natural gas commodity contracts	(2.5)
Decreased usage per customer	(0.9)
Other	(2.4)
Total increase in Gas Utility margin	$4.0
____________________
(a)    Weather impacts for the three months ended September 30, 2022 compared to the same period in the prior year include $3.8 million of increased irrigation loads to agriculture customers in our Nebraska Gas service territory.
(b)    In certain jurisdictions, we have Commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense.

Operations and maintenance expense increased primarily due to increased bad debt expense primarily attributable to higher customer billings, higher outside services and materials expenses, and higher vehicle expenses due to higher fuel costs partially offset by lower employee costs.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

Nine Months Ended September 30, 2022 Compared with Nine Months Ended September 30, 2021

Gas Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$21.0
Carrying costs on Winter Storm Uri regulatory asset (a)	16.5
Prior year Black Hills Energy Services Winter Storm Uri costs (b)	8.2
Customer growth and increased usage per customer	4.8
Weather (c)	3.4
Increased transportation and transmission volumes	1.1
Current and prior year TCJA-related bill credits (d)	0.8
Mark-to-market on non-utility natural gas commodity contracts	(3.4)
Other	(1.8)
Total increase in Gas Utility margin	$50.6
______________
(a)    In certain jurisdictions, we have Commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense. Additionally, the carrying costs accrued during the nine months ended September 30, 2022 included a one-time, $10.3 million true-up to reflect Commission authorized rates.
(b)    Black Hills Energy Services offers fixed contract pricing for non-regulated gas supply services to our regulated natural gas customers. The increased cost of natural gas sold during Winter Storm Uri was not recoverable through a regulatory mechanism.
(c)    Weather impacts for the nine months ended September 30, 2022 compared to the same period in the prior year include $4.3 million of increased irrigation loads to agriculture customers in our Nebraska Gas service territory.
(d)    In June 2021, Nebraska Gas provided $2.9 million TCJA-related bill credits to its customers. For the nine months ended September 30, 2022, Kansas Gas provided $2.1 million of TCJA and state tax reform bill credits to customers. These bill credits were offset by a reduction in income tax expense and resulted in a minimal impact to Net income.

Operations and maintenance expense increased primarily due to increased bad debt expense primarily attributable to higher customer billings, higher cloud computing licensing costs, higher outside services and materials expenses, higher vehicle expenses due to higher fuel costs and increased property taxes due to a higher asset base partially offset by lower employee costs.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Operating Statistics	2022	2021	2022	2021
Quantities Sold and Transported (Dth):
Distribution	9,100,791	8,864,281	71,884,859	68,550,283
Transport and Transmission	35,302,591	34,735,601	117,971,404	114,124,253
Total Quantities Sold	44,403,382	43,599,882	189,856,263	182,674,536

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2022		2021		2022		2021
	Actual	Variance From Normal	Actual	Variance From Normal	Actual	Variance From Normal	Actual	Variance From Normal
Heating Degree Days	70	(53)%	53	(61)%	4,003	—%	3,978	—%

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Operating income (loss)	$(0.6)	$(0.2)	$(0.4)	$(2.6)	$(3.5)	$0.9

Third Quarter 2022 Compared with Third Quarter 2021

Operating (loss) was comparable to the same period in the prior year.

Nine Months Ended September 30, 2022 Compared with Nine Months Ended September 30, 2021

The decrease in Operating (loss) was primarily due to an allocation of a 2020 employee cost true-up in the first quarter of 2021, which was offset in our business segments.

Consolidated Interest Expense, Other Income and Income Tax Expense

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Interest expense, net	$(40.0)	$(38.0)	$(2.0)	$(117.3)	$(113.8)	$(3.5)
Other income, net	0.5	1.6	(1.1)	2.7	1.6	1.1
Income tax expense	(2.1)	(5.3)	3.2	(15.9)	(6.3)	(9.6)

Third Quarter 2022 Compared with Third Quarter 2021

Interest Expense, net

The increase in Interest expense, net was due to higher interest rates and higher short-term debt balances.

Other Income

The decrease in Other income, net was primarily driven by a prior year recognition of death benefits from Company-owned life insurance.

Income Tax Expense

Income tax expense decreased primarily due to lower pre-tax income partially offset by lower effective tax rate. For the three months ended September 30, 2022, the effective tax rate was 5.2% compared to 9.8% for the same period in 2021. The lower effective tax rate was primarily due to tax benefits from state rate changes.

Nine Months Ended September 30, 2022 Compared with Nine Months Ended September 30, 2021

Interest Expense, net

The increase in Interest expense, net was due to higher interest rates and higher short-term and long-term debt balances.

Other Income, net

The increase in Other income, net was due to lower costs for our non-qualified benefit plans which were driven by market performance and a prior year recognition of death benefits from Company-owned life insurance partially offset by higher non-service pension costs primarily driven by a higher discount rate.

Income Tax (Expense)

Income tax expense increased due to higher pre-tax income and a higher effective tax rate. For the nine months ended September 30, 2022, the effective tax rate was 7.6% compared to 3.5% for the same period in 2021. The higher effective tax rate was primarily due to $10 million of prior year tax benefits from Colorado Electric and Nebraska Gas TCJA-related bill credits to customers (which were offset by reduced revenue) partially offset by $3.4 million of tax benefits from state rate changes and $2.0 million of increased tax benefits from federal PTCs associated with increased wind production and a current year PTC rate increase (inflation adjustment).

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.3 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2022 and 2023 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2021 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•The accuracy of our assumptions on which our earnings guidance is based;

•Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•Our ability to complete our capital program in a cost-effective and timely manner;

•Our ability to execute on our strategy;

•Our ability to successfully execute our financing plans;

•The effects of changing interest rates;

•Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•Board of Directors’ approval of any future quarterly dividends;

•The impact of future governmental regulation;

•Our ability to overcome the impacts of supply chain disruptions on availability and cost of materials;

•The effects of inflation and volatile energy prices; and

•Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATING INCOME STATEMENTS

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended Sept. 30, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$258.7	$208.3	$(4.3)	$462.6

Fuel, purchased power and cost of natural gas sold	86.0	82.8	(0.2)	168.5
Operations and maintenance	68.9	85.3	(3.6)	150.6
Depreciation, depletion and amortization	34.3	29.6	0.1	64.0
Operating income (loss)	69.5	10.6	(0.6)	79.5

Interest expense, net				(40.0)
Other income (expense), net				0.5
Income tax benefit (expense)				(2.1)
Net income				37.8
Net income attributable to non-controlling interest				(2.9)
Net income available for common stock				$35.0

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$669.6	$1,103.8	$(13.1)	$1,760.4

Fuel, purchased power and cost of natural gas sold	195.0	599.2	(0.6)	793.6
Operations and maintenance	207.6	255.4	(10.1)	452.9
Depreciation, depletion and amortization	101.6	86.8	0.2	188.6
Operating income (loss)	165.5	162.3	(2.6)	325.2

Interest expense, net				(117.3)
Other income (expense), net				2.7
Income tax benefit (expense)				(15.9)
Net income				194.7
Net income attributable to non-controlling interest				(8.8)
Net income available for common stock				$185.9

	Consolidating Income Statement
Three Months Ended Sept. 30, 2021	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$220.4	$164.7	$(4.5)	$380.6

Fuel, purchased power and cost of natural gas sold	51.1	43.1	(0.2)	94.1
Operations and maintenance	63.5	78.2	(4.1)	137.5
Depreciation, depletion and amortization	33.0	26.1	0.1	59.2
Operating income (loss)	72.8	17.3	(0.2)	89.9

Interest expense, net				(38.0)
Other income (expense), net				1.6
Income tax benefit (expense)				(5.3)
Net income				48.2
Net income attributable to non-controlling interest				(4.1)
Net income available for common stock				$44.1

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2021	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$646.8	$753.3	$(13.5)	$1,386.6

Fuel, purchased power and cost of natural gas sold	197.0	299.3	(0.6)	495.7
Operations and maintenance	192.5	237.6	(9.5)	420.6
Depreciation, depletion and amortization	97.7	77.0	0.2	174.9
Operating income (loss)	159.6	139.3	(3.5)	295.5

Interest expense, net				(113.8)
Other income (expense), net				1.6
Income tax benefit (expense)				(6.3)
Net income				176.9
Net income attributable to non-controlling interest				(11.3)
Net income available for common stock				$165.6

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

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